LKCM FUNDS

CERTIFICATE OF DESIGNATION

The undersigned officer of LKCM Funds (the “Trust”) hereby certifies that the Trustees of the Trust have duly established the following Sub-Trusts of the Trust, and designated the following classes of Shares of such Sub-Trusts, pursuant to Article IV, Section 4.1 of the Trust’s Agreement and Declaration of Trust, as amended:

Name of Sub-Trust	Class(es)
LKCM Small Cap Equity Fund	Institutional Class Adviser Class

LKCM Small-Mid Cap Equity Fund	Institutional Class Adviser Class

LKCM Equity Fund	Institutional Class Adviser Class

LKCM Balanced Fund	Institutional Class

LKCM Fixed Income Fund	Institutional Class

LKCM Aquinas Catholic Equity Fund	—

The rights and preferences of the foregoing Sub-Trusts and classes of Shares thereof are as set forth in the Agreement and Declaration of Trust, as amended.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Designation this 29th day of July 2016.

LKCM FUNDS

By:	/s/ Jacob D. Smith
Name:	Jacob D. Smith
Title:	Chief Financial Officer and Chief Compliance Officer